Exhibit 17(b)

Schedule of investments

November 30, 2013

ClearBridge Large Cap Growth Fund

Security	Shares	Value
Common Stocks — 96.6%
Consumer Discretionary — 15.6%
Hotels, Restaurants & Leisure — 1.4%
Yum! Brands Inc.	180,380	$14,011,918

Internet & Catalog Retail — 3.9%
Amazon.com Inc.	100,373	39,508,820	*

Media — 5.3%
Comcast Corp., Special Class A Shares	605,250	29,142,788
Walt Disney Co.	342,460	24,157,128

Total Media		53,299,916

Specialty Retail — 3.9%
Bed Bath & Beyond Inc.	126,178	9,845,670	*
Home Depot Inc.	373,560	30,135,085

Total Specialty Retail		39,980,755

Textiles, Apparel & Luxury Goods — 1.1%
NIKE Inc., Class B Shares	137,219	10,859,512

Total Consumer Discretionary		157,660,921

Consumer Staples — 9.7%
Beverages — 5.9%
Anheuser-Busch InBev NV, ADR	233,240	23,816,136
Coca-Cola Co.	488,410	19,629,198
PepsiCo Inc.	189,487	16,004,072

Total Beverages		59,449,406

Food & Staples Retailing — 3.3%
CVS Caremark Corp.	499,749	33,463,193

Household Products — 0.5%
Procter & Gamble Co.	59,550	5,015,301

Total Consumer Staples		97,927,900

Energy — 4.9%
Energy Equipment & Services — 4.9%
Cameron International Corp.	395,800	21,923,362	*
Schlumberger Ltd.	315,000	27,852,300

Total Energy		49,775,662

Financials — 6.5%
Capital Markets — 4.0%
BlackRock Inc.	83,850	25,385,587
Charles Schwab Corp.	621,660	15,218,237

Total Capital Markets		40,603,824

See Notes to Financial Statements.

Schedule of investments (cont’d)

November 30, 2013

ClearBridge Large Cap Growth Fund

Security	Shares	Value
Diversified Financial Services — 2.5%
CME Group Inc.	169,918	$13,924,780
Nasdaq OMX Group Inc.	273,740	10,755,245
Total Diversified Financial Services		24,680,025

Total Financials		65,283,849

Health Care — 17.5%
Biotechnology — 7.6%
Amgen Inc.	98,850	11,276,808
Biogen Idec Inc.	115,740	33,676,868	*
Celgene Corp.	193,440	31,292,789	*

Total Biotechnology		76,246,465

Health Care Equipment & Supplies — 2.0%
Thermo Fisher Scientific Inc.	201,992	20,370,893

Health Care Providers & Services — 3.5%
Express Scripts Holding Co.	168,870	11,373,394	*
UnitedHealth Group Inc.	319,960	23,830,621

Total Health Care Providers & Services		35,204,015

Pharmaceuticals — 4.4%
Bristol-Myers Squibb Co.	156,620	8,047,136
Johnson & Johnson	261,380	24,742,231
Zoetis Inc.	383,250	11,938,237

Total Pharmaceuticals		44,727,604

Total Health Care		176,548,977

Industrials — 6.5%
Air Freight & Logistics — 2.0%
United Parcel Service Inc., Class B Shares	200,460	20,523,095

Electrical Equipment — 1.6%
Eaton Corp. PLC	228,530	16,604,990

Industrial Conglomerates — 1.5%
General Electric Co.	556,630	14,839,756

Machinery — 1.4%
Caterpillar Inc.	161,970	13,702,662

Total Industrials		65,670,503

Information Technology — 33.5%
Communications Equipment — 4.5%
Juniper Networks Inc.	861,940	17,471,524	*
QUALCOMM Inc.	200,660	14,764,563
Riverbed Technolgoy Inc.	760,180	13,151,114	*

Total Communications Equipment		45,387,201

See Notes to Financial Statements.

ClearBridge Large Cap Growth Fund

Security			Shares	Value
Computers & Peripherals — 5.9%
Apple Inc.			42,358	$23,554,013
EMC Corp.			659,820	15,736,707
NetApp Inc.			481,785	19,873,631

Total Computers & Peripherals				59,164,351

Internet Software & Services — 10.2%
Akamai Technologies Inc.			456,404	20,410,387	*
eBay Inc.			509,800	25,755,096	*
Facebook Inc., Class A Shares			366,010	17,206,130	*
Google Inc., Class A Shares			37,858	40,113,958	*

Total Internet Software & Services				103,485,571

IT Services — 3.1%
Visa Inc., Class A Shares			154,784	31,492,353

Semiconductors & Semiconductor Equipment — 4.1%
Broadcom Corp., Class A Shares			538,830	14,381,373
Texas Instruments Inc.			374,281	16,094,083
Xilinx Inc.			250,540	11,131,492

Total Semiconductors & Semiconductor Equipment				41,606,948

Software — 5.7%
Check Point Software Technologies Ltd.			173,343	10,722,998	*
Citrix Systems Inc.			307,310	18,229,629	*
Microsoft Corp.			559,380	21,329,159
Red Hat Inc.			158,860	7,442,591	*

Total Software				57,724,377

Total Information Technology				338,860,801

Materials — 2.4%
Chemicals — 2.4%
Monsanto Co.			213,973	24,249,560

Total Investments before Short-Term Investments (Cost — $539,277,456)				975,978,173

	Rate	Maturity Date	Face Amount
Short-Term Investments — 3.3%
Repurchase Agreements — 3.3%
Interest in $1,250,000,000 joint tri-party repurchase agreement dated 11/29/13 with RBS Securities Inc.; Proceeds at maturity — $32,799,191; (Fully collateralized by various U.S. government obligations, 0.125% to 3.875% due 1/15/15 to 2/15/40; Market value — $33,454,984) (Cost — $32,799,000)	0.070%	12/2/13	$32,799,000	32,799,000

Total Investments — 99.9% (Cost — $572,076,456#)				1,008,777,173

Other Assets in Excess of Liabilities — 0.1%				1,318,378

Total Net Assets — 100.0%				$1,010,095,551

See Notes to Financial Statements.

Schedule of investments (cont’d)

November 30, 2013

ClearBridge Large Cap Growth Fund

*	Non-income producing security.
#	Aggregate cost for federal income tax purposes is $574,781,479.

Abbreviation used in this schedule:

ADR — American Depositary Receipts

See Notes to Financial Statements.

Statement of assets and liabilities

November 30, 2013

Assets:
Investments, at value (Cost — $572,076,456)	$1,008,777,173
Cash	153,563
Dividends and interest receivable	1,836,807
Receivable for Fund shares sold	1,363,978
Prepaid expenses	70,290

Total Assets	1,012,201,811

Liabilities:
Investment management fee payable	607,960
Payable for Fund shares repurchased	508,433
Service and/or distribution fees payable	334,038
Trustees’ fees payable	28,058
Accrued expenses	627,771

Total Liabilities	2,106,260

Total Net Assets	$1,010,095,551

Net Assets:
Par value (Note 7)	$344
Paid-in capital in excess of par value	491,525,113
Accumulated net investment loss	(74,735)
Accumulated net realized gain on investments	81,805,029
Net unrealized appreciation on investments and foreign currencies	436,839,800

Total Net Assets	$1,010,095,551

Shares Outstanding:
Class A	21,761,141
Class B	713,169
Class C	8,783,039
Class R	63,125
Class I	3,108,065
Class IS	3,980

Net Asset Value:
Class A (and redemption price)	$30.19
Class B*	$26.92
Class C*	$26.26
Class R (and redemption price)	$29.58
Class I (and redemption price)	$32.56
Class IS (and redemption price)	$32.56
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$32.03

*	Redemption price per share is NAV of Class B and Class C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Statement of operations

For the Year Ended November 30, 2013

Investment Income:
Dividends	$12,402,309
Interest	5,437
Less: Foreign taxes withheld	(70,757)

Total Investment Income	12,336,989

Expenses:
Investment management fee (Note 2)	6,603,473
Service and/or distribution fees (Notes 2 and 5)	3,793,903
Transfer agent fees (Note 5)	1,568,135
Registration fees	103,904
Fund accounting fees	80,946
Trustees’ fees	63,816
Shareholder reports	47,452
Audit and tax	35,192
Legal fees	31,878
Insurance	17,568
Custody fees	6,624
Miscellaneous expenses	13,394

Total Expenses	12,366,285
Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(322)

Net Expenses	12,365,963

Net Investment Loss	(28,974)

Realized and Unrealized Gain (Loss) on Investments and Foreign Currency Transactions (Notes 1 and 3):
Net Realized Gain from Investment Transactions	85,080,218

Change in Net Unrealized Appreciation (Depreciation) From:
Investments	166,336,365
Foreign currencies	16,134

Change in Net Unrealized Appreciation (Depreciation)	166,352,499

Net Gain on Investments and Foreign Currency Transactions	251,432,717

Increase in Net Assets from Operations	$251,403,743

See Notes to Financial Statements.

Statements of changes in net assets

For the Years Ended November 30,	2013	2012
Operations:
Net investment loss	$(28,974)	$(453,007)
Net realized gain	85,080,218	55,888,416
Change in net unrealized appreciation (depreciation)	166,352,499	80,442,429

Increase in Net Assets From Operations	251,403,743	135,877,838

Distributions to Shareholders From (Notes 1 and 6):
Net realized gains	(55,565,690)	(121,762,469)

Decrease in Net Assets From Distributions to Shareholders	(55,565,690)	(121,762,469)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	156,292,199	64,883,287
Reinvestment of distributions	52,817,516	116,195,633
Cost of shares repurchased	(195,213,751)	(206,836,967)

Increase (Decrease) in Net Assets From Fund Share Transactions	13,895,964	(25,758,047)

Increase (Decrease) in Net Assets	209,734,017	(11,642,678)

Net Assets:
Beginning of year	800,361,534	812,004,212

End of year*	$1,010,095,551	$800,361,534

* Includes accumulated net investment loss of:	$(74,735)	$(93,117)

See Notes to Financial Statements.

ClearBridge Large Cap Growth Fund 2013 Annual Report	17

Financial highlights

For a share of each class of beneficial interest outstanding throughout each year ended November 30:

Class A Shares[1]	2013	2012	2011	2010	2009
Net asset value, beginning of year	$24.29	$24.01	$22.95	$21.30	$14.92

Income (loss) from operations:
Net investment income (loss)	0.04	0.03	(0.02)	(0.07)	(0.03)
Net realized and unrealized gain	7.49	3.77	1.08	1.70	6.41
Proceeds from settlement of a regulatory matter	—	—	—	0.02	—
Total income from operations	7.53	3.80	1.06	1.65	6.38

Less distributions from:
Net realized gains	(1.63)	(3.52)	—	—	—
Total distributions	(1.63)	(3.52)	—	—	—

Net asset value, end of year	$30.19	$24.29	$24.01	$22.95	$21.30
Total return[2]	33.26%	18.49%	4.62%	7.75%[3,4]	42.76%[4]

Net assets, end of year (millions)	$657	$535	$513	$662	$1,338

Ratios to average net assets:
Gross expenses	1.24%	1.29%	1.33%	1.40%	1.25%
Net expenses[5]	1.24	1.29	1.33	1.40	1.25
Net investment income (loss)	0.17	0.13	(0.09)	(0.33)	(0.16)

Portfolio turnover rate	17%	12%	41%	14%	13%

[1]	Per share amounts have been calculated using the average shares method.
[2]	Performance figures, exclusive of sales charges, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.
[3]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 7.65%. Class A received $1,332,739 related to this distribution.
[4]	The total return includes gains from settlement of security litigations. Without these gains, the total return would have been 7.65% and 42.49% for 2010 and 2009, respectively.
[5]	The impact of compensating balance arrangements, if any, was less than 0.01%.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended November 30:

Class B Shares[1]	2013	2012	2011	2010	2009
Net asset value, beginning of year	$22.02	$22.27	$21.46	$19.46	$13.73

Income (loss) from operations:
Net investment loss	(0.19)	(0.17)	(0.21)	(0.21)	(0.14)
Net realized and unrealized gain	6.72	3.44	1.02	1.56	5.87
Proceeds from settlement of a regulatory matter	—	—	—	0.65	—
Total income from operations	6.53	3.27	0.81	2.00	5.73

Less distributions from:
Net realized gains	(1.63)	(3.52)	—	—	—
Total distributions	(1.63)	(3.52)	—	—	—

Net asset value, end of year	$26.92	$22.02	$22.27	$21.46	$19.46
Total return[2]	32.01%	17.38%	3.77%	10.28%[3,4]	41.73%[4]

Net assets, end of year (millions)	$19	$23	$37	$62	$90

Ratios to average net assets:
Gross expenses	2.22%	2.21%	2.16%	2.12%	2.00%
Net expenses[5]	2.22 [6]	2.21	2.16	2.12	2.00
Net investment loss	(0.81)	(0.80)	(0.94)	(1.05)	(0.89)

Portfolio turnover rate	17%	12%	41%	14%	13%

[1]	Per share amounts have been calculated using the average shares method.
[2]	Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.
[3]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 6.94%. Class B received $2,411,941 related to this distribution.
[4]	The total return includes gains from settlement of security litigations. Without these gains, the total return would have been 10.23% and 41.44% for 2010 and 2009, respectively.
[5]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[6]	As a result of an expense limitation arrangement, effective December 1, 2012, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class B shares did not exceed 2.30%. This expense limitation arrangement cannot be terminated prior to December 31, 2015 without the Board of Trustees’ consent.

See Notes to Financial Statements.

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended November 30:

Class C Shares[1]	2013	2012	2011	2010	2009
Net asset value, beginning of year	$21.48	$21.77	$20.95	$19.47	$13.73

Income (loss) from operations:
Net investment loss	(0.13)	(0.12)	(0.17)	(0.19)	(0.14)
Net realized and unrealized gain	6.54	3.35	0.99	1.56	5.88
Proceeds from settlement of a regulatory matter	—	—	—	0.11	—
Total income from operations	6.41	3.23	0.82	1.48	5.74

Less distributions from:
Net realized gains	(1.63)	(3.52)	—	—	—
Total distributions	(1.63)	(3.52)	—	—	—

Net asset value, end of year	$26.26	$21.48	$21.77	$20.95	$19.47
Total return[2]	32.28%	17.63%	3.91%	7.60%[3,4]	41.81%[4]

Net assets, end of year (millions)	$231	$202	$214	$255	$299

Ratios to average net assets:
Gross expenses	1.97%	2.00%	2.00%	2.03%	1.94%
Net expenses[5]	1.97	2.00	2.00	2.03	1.94
Net investment loss	(0.57)	(0.58)	(0.77)	(0.95)	(0.84)

Portfolio turnover rate	17%	12%	41%	14%	13%

[1]	Per share amounts have been calculated using the average shares method.
[2]	Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.
[3]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 7.04%. Class C received $1,561,711 related to this distribution.
[4]	The total return includes gains from settlement of security litigations. Without these gains, the total return would have been 7.55% and 41.59% for 2010 and 2009, respectively.
[5]	The impact of compensating balance arrangements, if any, was less than 0.01%.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended November 30:

Class R Shares[1]	2013	2012	2011	2010	2009
Net asset value, beginning of year	$23.90	$23.75	$22.76	$21.18	$14.86

Income (loss) from operations:
Net investment loss	(0.06)	(0.04)	(0.09)	(0.12)	(0.06)
Net realized and unrealized gain	7.37	3.71	1.08	1.70	6.38
Total income from operations	7.31	3.67	0.99	1.58	6.32

Less distributions from:
Net realized gains	(1.63)	(3.52)	—	—	—
Total distributions	(1.63)	(3.52)	—	—	—

Net asset value, end of year	$29.58	$23.90	$23.75	$22.76	$21.18
Total return[2]	32.81%	18.08%	4.35%	7.46%[3]	42.53%[3]

Net assets, end of year (000s)	$1,867	$282	$218	$307	$338

Ratios to average net assets:
Gross expenses	1.66%	1.70%	1.85%	1.83%	1.49%
Net expenses[4,5,6]	1.60	1.60	1.60	1.59	1.43
Net investment loss	(0.21)	(0.17)	(0.37)	(0.53)	(0.34)

Portfolio turnover rate	17%	12%	41%	14%	13%

[1]	Per share amounts have been calculated using the average shares method.
[2]	Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.
[3]	The total return includes gains from settlement of security litigations. Without these gains, the total return would have been 7.41% and 42.33% for 2010 and 2009, respectively.
[4]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[5]	As a result of an expense limitation arrangement, effective September 18, 2009, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class R shares did not exceed 1.60%. This expense limitation arrangement cannot be terminated prior to December 31, 2015 without the Board of Trustees’ consent.
[6]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended November 30:

Class I Shares[1]	2013	2012	2011	2010	2009
Net asset value, beginning of year	$25.96	$25.32	$24.12	$22.28	$15.55

Income from operations:
Net investment income	0.17	0.15	0.05	0.05	0.04
Net realized and unrealized gain	8.06	4.01	1.15	1.79	6.69
Total income from operations	8.23	4.16	1.20	1.84	6.73

Less distributions from:
Net realized gains	(1.63)	(3.52)	—	—	—
Total distributions	(1.63)	(3.52)	—	—	—

Net asset value, end of year	$32.56	$25.96	$25.32	$24.12	$22.28
Total return[2]	33.81%	19.03%	4.98%	8.26%[3]	43.28%[3]

Net assets, end of year (millions)	$101	$40	$48	$132	$110

Ratios to average net assets:
Gross expenses	0.80%	0.81%	1.08%	0.88%	0.92%
Net expenses[4,5]	0.80	0.81	1.03 [6]	0.88	0.92
Net investment income	0.59	0.61	0.19	0.20	0.20

Portfolio turnover rate	17%	12%	41%	14%	13%

[1]	Per share amounts have been calculated using the average shares method.
[2]	Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.
[3]	The total return includes gains from settlement of security litigations. Without these gains, the total return would have been 8.21% and 42.96% for 2010 and 2009, respectively.
[4]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[5]	As a result of an expense limitation arrangement, effective September 18, 2009, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class I shares did not exceed 1.05%. This expense limitation arrangement cannot be terminated prior to December 31, 2015 without the Board of Trustees’ consent.
[6]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended November 30, unless otherwise noted:

Class IS Shares[1]	2013[2]

Net asset value, beginning of period	$27.11

Income from operations:
Net investment income	0.16
Net realized and unrealized gain	5.29
Total income from operations	5.45

Net asset value, end of period	$32.56
Total return[3]	20.10%

Net assets, end of period (000s)	$129

Ratios to average net assets:
Gross expenses[4]	0.89%
Net expenses[4,5,6,7]	0.79
Net investment income[4]	0.76

Portfolio turnover rate	17%[8]

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period March 15, 2013 (inception date ) to November 30, 2013.
[3]	Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.
[4]	Annualized.
[5]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[6]	As a result of an expense limitation arrangement, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class IS shares did not exceed those of Class I shares. This expense limitation arrangement cannot be terminated prior to December 31, 2015 without the Board of Trustees’ consent.
[7]	Reflects fee waivers and/or expense reimbursements.
[8]	For the period December 1, 2012 to November 30, 2013.

See Notes to Financial Statements.

Notes to financial statements

1. Organization and significant accounting policies

ClearBridge Large Cap Growth Fund (the “Fund”) is a separate diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the date the financial statements were issued.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. The valuations for fixed income securities (which may include, but are not limited to, corporate, government, municipal, mortgage-backed, collateralized mortgage obligations and asset-backed securities) and certain derivative instruments are typically the prices supplied by independent third party pricing services, which may use market prices or broker/dealer quotations or a variety of valuation techniques and methodologies. The independent third party pricing services use inputs that are observable such as issuer details, interest rates, yield curves, prepayment speeds, credit risks/spreads, default rates and quoted prices for similar securities. Short-term fixed income securities that will mature in 60 days or less are valued at amortized cost, unless it is determined that using this method would not reflect an investment’s fair value. When the Fund holds securities or other assets that are denominated in a foreign currency, the Fund will normally use the currency exchange rates as of 4:00 p.m. (Eastern Time). If independent third party pricing services are unable to supply prices for a portfolio investment, or if the prices supplied are deemed by the manager to be unreliable, the market price may be determined by the manager using quotations from one or more broker/dealers or at the transaction price if the security has recently been purchased and no value has yet been obtained from a pricing service or pricing broker. When reliable prices are not readily available, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities as determined in accordance with procedures approved by the Fund’s Board of Trustees.

The Board of Trustees is responsible for the valuation process and has delegated the supervision of the daily valuation process to the Legg Mason North American Fund Valuation Committee (the “Valuation Committee”). The Valuation Committee, pursuant to the policies adopted by the Board of Trustees, is responsible for making fair value determinations, evaluating the effectiveness of the Fund’s pricing policies, and reporting to the Board of Trustees. When determining the reliability of third party pricing information for investments owned by the Fund, the Valuation Committee, among other things, conducts due diligence reviews of pricing vendors, monitors the daily change in prices and reviews transactions among market participants.

The Valuation Committee will consider pricing methodologies it deems relevant and appropriate when making fair value determinations. Examples of possible methodologies include, but are not limited to, multiple of earnings; discount from market of a similar freely traded security; discounted cash-flow analysis; book value or a multiple thereof; risk premium/yield analysis; yield to maturity; and/or fundamental investment analysis. The Valuation Committee will also consider factors it deems relevant and appropriate in light of the facts and circumstances. Examples of possible factors include, but are not limited to, the type of security; the issuer’s financial statements; the purchase price of the security; the discount from market value of unrestricted securities of the same class at the time of purchase; analysts’ research and observations from financial institutions; information regarding any transactions or offers with respect to the security; the existence of merger proposals or tender offers affecting the security; the price and extent of public trading in similar securities of the issuer or comparable companies; and the existence of a shelf registration for restricted securities.

For each portfolio security that has been fair valued pursuant to the policies adopted by the Board of Trustees, the fair value price is compared against the last available and next available market quotations. The Valuation Committee reviews the results of such back testing monthly and fair valuation occurrences are reported to the Board of Trustees quarterly.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to discount estimated future cash flows to present value.

GAAP establishes a disclosure hierarchy that categorizes the inputs to valuation techniques used to value assets and liabilities at measurement date. These inputs are summarized in the three broad levels listed below:

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodologies used to value securities are not necessarily an indication of the risk associated with investing in those securities.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

ASSETS
Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Common stocks†	$975,978,173	—	—	$975,978,173
Short-term investments†	—	$32,799,000	—	32,799,000

Total investments	$975,978,173	$32,799,000	—	$1,008,777,173

†	See Schedule of Investments for additional detailed categorizations.

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, the Fund acquires a debt security subject to an obligation of the seller to repurchase, and of the Fund to resell, the security at an agreed-upon price and time, thereby determining the yield during the Fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked-to-market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(d) Foreign investment risks. The Fund’s investments in foreign securities may involve risks not present in domestic investments. Since securities may be denominated in foreign currencies, may require settlement in foreign currencies or pay interest or dividends in foreign currencies, changes in the relationship of these foreign currencies to the U.S. dollar can significantly affect the value of the investments and earnings of the Fund. Foreign investments may also subject the Fund to foreign government exchange restrictions, expropriation, taxation or other political, social or economic developments, all of which affect the market and/or credit risk of the investments.

(e) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(f) Distributions to shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Compensating balance arrangements. The Fund has an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Fund’s cash on deposit with the bank.

(h) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(i) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal or state income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on income tax returns for all open tax years and has concluded that as of November 30, 2013, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(j) Reclassification. GAAP requires that certain components of net assets be reclassified to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the Fund had the following reclassifications:

	Accumulated Net Investment Loss	Accumulated Net Realized Gain
(a)	$47,356	$(47,356)

(a)	Reclassifications are primarily due to a tax net operating loss which offsets short-term capital gains for tax purposes.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Investments, LLC (“ClearBridge”) is the Fund’s subadviser. Western Asset Management Company (“Western Asset”) manages the Fund’s cash and short-term instruments. LMPFA, ClearBridge and Western Asset are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays a investment management fee, calculated daily and paid monthly, in accordance with the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $1 billion	0.750%
Next $1 billion	0.725
Next $3 billion	0.700
Next $5 billion	0.675
Over $10 billion	0.650

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadvisers the day-to-day portfolio management of the Fund, except for the management of cash and short term instrument, which is provided by Western Asset. For its services, LMPFA pays ClearBridge and Western Asset an aggregate fee equal to 70% of the net management fee it receives from the Fund.

As a result of expense limitation arrangements between the Fund and LMPFA, the ratio of expenses other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class B, Class R and Class I shares did not exceed 2.30%, 1.60% and 1.05% respectively. In addition, the total annual operating expenses for Class IS shares did not exceed those for Class I shares. These expense limitation arrangements cannot be terminated prior to December 31, 2015 without the Board of Trustees’ consent.

During the year ended November 30, 2013, fees waived and/or expenses reimbursed amounted to $322.

The investment manager is permitted to recapture amounts waived or reimbursed to a class during the same fiscal year if the class’ total annual operating expenses have fallen to a level below the expense limitation (“expense cap”) in effect at the time the fees were earned or the expenses incurred. In no case will the investment manager recapture any amount that would result, on any particular business day of the Fund, in the class’ total annual operating expenses exceeding the expense cap or any other lower limit then in effect.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within 12 months from purchase payment. This CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within 12 months from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within 18 months from purchase payment (or within 12 months for shares purchased prior to August 1, 2012). This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of other shares of funds sold by LMIS, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended November 30, 2013, LMIS and its affiliates received sales charges of $52,719 on sales of the Fund’s Class A shares. In addition, for the year ended November 30, 2013, CDSCs paid to LMIS and its affiliates were:

	Class A	Class B	Class C
CDSCs	$143	$10,034	$2,045

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended November 30, 2013, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$150,474,801
Sales	224,904,051

At November 30, 2013, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$440,612,429
Gross unrealized depreciation	(6,616,735)

Net unrealized appreciation	$433,995,694

4. Derivative instruments and hedging activities

GAAP requires enhanced disclosure about an entity’s derivative and hedging activities.

During the year ended November 30, 2013, the Fund did not invest in any derivative instruments.

5. Class specific expenses, waivers and/or expense reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, Class B, Class C and Class R shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B, Class C and Class R shares calculated at the annual rate of 0.75%, 0.75% and 0.25% of the average daily net assets of each class, respectively. Service and distribution fees are accrued daily and paid monthly.

For the year ended November 30, 2013, class specific expenses were as follows:

	Service and/or Distribution Fees	Transfer Agent Fees
Class A	$1,450,772	$1,103,096
Class B	209,297	88,386
Class C	2,131,217	373,764
Class R	2,617	1,871
Class I	—	1,000
Class IS*	—	18

Total	$3,793,903	$1,568,135

*	For the period March 15, 2013 (inception date) to November 30, 2013.

For the year ended November 30, 2013, waivers and/or expense reimbursements by class were as follows:

Waivers/Expense Reimbursements
Class A	—
Class B	—
Class C	—
Class R	$304
Class I	—
Class IS*	18

Total	$322

*	For the period March 15, 2013 (inception date) to November 30, 2013.

6. Distributions to shareholders by class

	Year Ended November 30, 2013	Year Ended November 30, 2012
Net Realized Gains:
Class A	$35,887,325	$74,833,357
Class B	1,694,250	5,822,408
Class C	15,164,769	34,417,433
Class R	19,397	32,542
Class I	2,799,949	6,656,729
Class IS*	—	—

Total	$55,565,690	$121,762,469

*	For the period March 15, 2013 (inception date) to November 30, 2013.

7. Shares of beneficial interest

At November 30, 2013, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each class of shares represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Year Ended November 30, 2013		Year Ended November 30, 2012
	Shares	Amount	Shares	Amount
Class A
Shares sold	2,662,469	$71,607,624	1,856,183	$41,899,236
Shares issued on reinvestment	1,534,899	34,934,304	3,543,633	72,927,967
Shares repurchased	(4,463,265)	(115,101,762)	(4,729,403)	(106,241,648)

Net increase (decrease)	(265,897)	$(8,559,834)	670,413	$8,585,555

Class B
Shares sold	7,592	$181,734	6,910	$137,463
Shares issued on reinvestment	80,416	1,646,924	299,933	5,647,731
Shares repurchased	(428,054)	(9,954,337)	(916,300)	(18,864,786)

Net decrease	(340,046)	$(8,125,679)	(609,457)	$(13,079,592)

Class C
Shares sold	487,930	$11,362,069	433,624	$8,672,523
Shares issued on reinvestment	736,933	14,687,079	1,823,565	33,425,941
Shares repurchased	(1,827,404)	(41,392,316)	(2,700,438)	(53,980,650)

Net decrease	(602,541)	$(15,343,168)	(443,249)	$(11,882,186)

Class R
Shares sold	59,872	$1,636,759	2,564	$57,040
Shares issued on reinvestment	867	19,397	1,601	32,542
Shares repurchased	(9,414)	(242,021)	(1,536)	(34,940)

Net increase	51,325	$1,414,135	2,629	$54,642

Notes to financial statements (cont’d)

	Year Ended November 30, 2013		Year Ended November 30, 2012
	Shares	Amount	Shares	Amount
Class I
Shares sold	2,477,396	$71,380,538	600,667	$14,117,025
Shares issued on reinvestment	62,595	1,529,812	190,107	4,161,452
Shares repurchased	(986,032)	(28,523,280)	(1,129,441)	(27,714,943)

Net increase (decrease)	1,553,959	$44,387,070	(338,667)	$(9,436,466)

Class IS*
Shares sold	3,981	$123,475	—	—
Shares repurchased	(1)	(35)	—	—

Net increase	3,980	$123,440	—	—

*	For the period March 15, 2013 (inception date) to November 30, 2013.

8. Income tax information and distributions to shareholders

Subsequent to the fiscal year end, the Fund has made the following distributions per share:

Record Date Payable Date	Short-Term Capital Gains	Long-Term Capital Gains
12/11/2013
12/12/2013	$0.098230	$2.362580

9. Income tax information and distributions to shareholders

The tax character of distributions paid during the fiscal years ended November 30, were as follows:

	2013	2012
Distributions Paid From:
Ordinary income	$2,505,816	$121,762,469
Net long-term capital gains	53,059,874	—

Total taxable distributions	$55,565,690	$121,762,469

As of November 30, 2013, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$3,366,056
Undistributed long-term capital gains — net	81,143,996
Total undistributed earnings	$84,510,052
Other book/tax temporary differences(a)	(74,735)
Unrealized appreciation (depreciation)(b)	434,134,777

Total accumulated earnings (losses) — net	$518,570,094

(a)	Other book/tax temporary differences are attributable primarily to book/tax differences in the timing of the deductibility of various expenses.
(b)	The difference between book-basis and tax-basis unrealized appreciation / (depreciation) is attributable primarily to the tax deferral of losses on wash sales.

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities of ClearBridge Large Cap Growth Fund (formerly, Legg Mason ClearBridge Large Cap Growth Fund, the “Fund”), a series of Legg Mason Partners Equity Trust, including the schedule of investments, as of November 30, 2013, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of November 30, 2013, by correspondence with the custodian and broker or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of ClearBridge Large Cap Growth Fund as of November 30, 2013, and the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

January 17, 2014